SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. _____________]

Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
--------------------------------------------------------------------------------
                      WIRELESS CABLE & COMMUNICATIONS, INC.
                      -------------------------------------
                 Name of Registrant as Specified in Its Charter

                      WIRELESS CABLE & COMMUNICATIONS, INC.
                      -------------------------------------
     Name of Person(s) Filing Proxy Statement if other than the Registrant


Payment of Filing Fee (Check the appropriate box):
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[ ]  $125 per Exchange Act Rules  O-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and )-11.

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             ---------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

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              3) Per  unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)______________________________________________________

         4)  Proposed maximum aggregate value of transaction:___________________
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[ ] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously.  Identify the previous filing by registration  statement  number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid:____________________________________________
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         4)  Date Filed:________________________________________________________

                      WIRELESS CABLE & COMMUNICATIONS, INC.
                               102 WEST 500 SOUTH
                                    SUITE 230
                           SALT LAKE CITY, UTAH 84101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 17, 1998

To the Stockholders of Wireless Cable & Communications, Inc.:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Wireless Cable & Communications, Inc., a Nevada corporation (the "Company"), will be held on the 17th day of August, 1998, at 10:00 a.m., Mountain Standard Time, at the law offices of Parsons Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah, 84111 (the "Meeting") for the purposes of (1) considering and approving the Amended and Restated Articles of Incorporation of the Company, (2) electing eight Directors to the Board of Directors of the Company to serve until such time as the term of the Class to which is Director is elected shall expire, (3) considering and approving the appointment of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 1998, (4) considering, approving and adopting the Company's 1998 Stock Incentive Plan, (5) considering, approving and adopting the 1998 Director Stock Plan, (6) considering, authorizing and approving a consolidation of the Company's outstanding shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock on a 3.5 to 1 basis, (7) authorizing the conversion of each share of Series A Preferred Stock into ten shares of Common Stock, and
(8) transacting such other business as may properly come before the Meeting, or any adjournment or postponement thereof.

         The Board of Directors of the Company has set July 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the Meeting, or any adjournment or postponement thereof. Proxy solicitation material is being mailed to stockholders commencing on or about July 24, 1998. Proxies must be received by the Company by August 3, 1998, in order to be validly present and voted at the Meeting.

         Stockholders are cordially invited to attend the Meeting. Regardless of whether you expect to attend the Meeting in person, we urge you to read the attached Proxy Statement and sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope. It is important that your shares be represented at the Meeting. If you receive more than one proxy card because your shares are registered in different names or notices go to different addresses, each card should be completed and returned to assure that all of your shares are voted.

                                              By Order of the Board of Directors

                                             /s/Anthony Sansone
Salt Lake City, Utah                          Anthony Sansone
July 24, 1998                                 Secretary

                      WIRELESS CABLE & COMMUNICATIONS, INC.

                               102 West 500 South
                                    Suite 230
                           Salt Lake City, Utah 84101



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 17, 1998



                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

         The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Wireless Cable & Communications, Inc., a Nevada corporation (the "Company"), for use at the 1998 annual meeting of stockholders of the Company (the "Meeting"). The Meeting will be held on the 17th day of August, 1998, at 10:00 a.m., Mountain Standard Time, at the law offices of Parsons Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah, 84111. All holders of record of the Company's shares of common stock, par value $.01 per share (the "Common Stock"), shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock," and collectively with the Common Stock and Series A Preferred Stock, the "Capital Stock") on July 1, 1998, the record date, will be entitled to vote at the Meeting. At the close of business on the record date, the Company had 8,209,900 shares of Common Stock outstanding, 3,257,490 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and 345,825 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The shares of Capital Stock will be voted and counted as one class. Each share of the Company's Common Stock and Series B Preferred Stock is entitled to one vote upon each matter presented to stockholders at the Meeting. Each share of the Company's Series A Preferred Stock is entitled to ten votes upon each matter presented to stockholders at the Meeting. On a common share equivalent basis, whereby each share of Series A Preferred Stock will be treated as the equivalent of ten shares of Common Stock, a majority (20,565,313) of these shares will constitute a quorum for the transaction of business at the Meeting.

         This Proxy Statement, the accompanying proxy, and the Company's Annual Report on Form 10-KSB as amended, were first mailed to stockholders on or about July 24, 1998. The Company's Annual Report on Form 10-KSB as amended, contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC"), including audited financial statements for the Company's fiscal year which ended December 31, 1997. The Annual Report is not and should not be regarded as material for the solicitation of proxies or as a communication by means of which solicitation is made with respect to the Meeting. At the Meeting, the Company's stockholders will be asked to (1) approve the Amended and Restated Articles of Incorporation of the Company, (2) elect eight Directors to the Board of Directors of the Company to serve until such time as the term of the Class to which is Director is elected shall expire, (3) approve the appointment of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 1998, (4) adopt the Company's 1998 Stock Incentive Plan, (5) adopt the 1998 Director Stock Plan, (6) approve a consolidation of the Company's Capital Stock on a 3.5 to 1 basis, (7) authorize the conversion of each share of Series A Preferred Stock into ten shares of Common Stock, and (8) vote on such other business as may properly come before the Meeting, or any adjournment or postponement thereof.

         Proxies in the enclosed form will be effective if they are properly executed, returned to the Company prior to the Meeting, and not revoked. The shares of Capital Stock represented by each effective proxy will be voted at the Meeting in accordance with the instructions on the proxy. If no instructions are indicated on a proxy, all shares of Capital Stock represented by that proxy will be voted in favor of the election of the nominees for directors described in this Proxy Statement and, as to any other matters of business which properly come before the Meeting, will be voted by the named proxies as directed by the present Board.

         A stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not, however, constitute revocation of a proxy without further action by the stockholder. Any written notice revoking a proxy should be sent to the principal executive offices of the Company, addressed as follows: Wireless Cable & Communications, Inc., 102 West 500 South, Suite 320, Salt Lake City, Utah, 84101, Attention: Anthony Sansone, Secretary.

         The eight nominees for director receiving the highest number of affirmative votes will be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence of a quorum for the transaction of business, but will have no other effect. The approval of the Company's independent auditors, the 1998 Director Stock Plan, the 1998 Stock Incentive Plan, the consolidation of the Company's Capital Stock, and the Amended and Restated Articles of Incorporation of the Company each require the affirmative vote of the majority of the shares present, on a common share equivalent basis whereby each share of Series A Preferred Stock present at the Meeting will be treated as the equivalent of ten shares of Common Stock, at the meeting either in person or by proxy. If a stockholder abstains from voting certain shares, those shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not be considered as votes cast either for or against a particular matter. The Company intends to treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be considered as votes cast either for or against a particular matter.

         The entire cost of soliciting proxies for use at the Meeting (estimated by the Company to be approximately $30,000) will be borne by the Company. Proxies will be solicited by use of the mails. Directors, officers and regular employees of the Company may solicit proxies by telephone, telecopier or personal contact. The Company will not pay any special compensation, to any person, in connection with the solicitation of proxies. The cost of the solicitation of proxies will include the cost of supplying necessary copies of the solicitation materials to the beneficial owners of those shares of Capital Stock which are held of record by brokers, dealers, banks, voting trustees and their nominees, including, upon request, the reasonable expenses which are incurred by such record holders in mailing the solicitation materials to beneficial owners.

1. APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

         In June, 1998, the Board considered and approved for recommendation to the Company's stockholders, a form of Amended and Restated Articles of Incorporation (the "Amended Articles"). The proposed Amended Articles provide for, among other things, (i) the change of the Company's name to Convergence Communications, Inc., (ii) a classified Board pursuant to which approximately one-third of the Board will stand for re-election every year, and (iii) an increase in the number of authorized shares of Common Stock from 15,000,000 shares, par value $.01 per share, to 100,000,000 shares without par value, and an increase in the number of shares of Preferred Stock from 5,000,000, par value $.01 per share, to 15,000,000 without par value, a portion with which have been designated.

         Certain provisions of the proposed Amended Articles are summarized below. The complete text of the Amended Articles is attached to this Proxy Statement as Exhibit A and the following summary is qualified in its entirety by express reference to the complete text of the Amended Articles.

Name Change

         The Company was formed in July, 1995 for the purpose of continuing the development of certain business assets formerly held by Transworld Telecommunications, Inc. ("TTI"). Through its joint venture entity, Wireless Holdings, Inc., a Delaware joint venture corporation ("WHI"), TTI owns operating and non-operating wireless communications networks in six United States markets through WHI. TTI also owned an interest in certain New Zealand and Park City, Utah network rights.

         In July 1995, the board of directors of TTI voted to separate its business assets into two groups. Under the terms of the business separation (the "Separation"), TTI agreed to form the Company to hold TTI's New Zealand and Park City, Utah network rights, and the stock of that corporation was then to be distributed to TTI's shareholders in escrow.

         In order to complete the Separation, TTI formed the Company and, in August 1995, it issued 3,500,000 shares of its common stock to TTI in exchange for TTI's interest in the New Zealand and Park City, Utah networks. The New Zealand network rights represented approximately 99% of the value of the assets TTI contributed to the Company.

         As a result of the Separation, the Company intends to provide high quality, low-cost, telecommunications services to subscribers in emerging markets outside the United States. The Company intends to provide these services using its own networks of fixed local point to multi-point broadband wireless communication systems. The Company anticipates that it will also be able to provide its services using fiber optic networks and coaxial cable where the Company believes it is economically attractive or strategically desirable to do so. The Company currently holds or has the right to acquire communications networks in six countries which have an aggregate population of approximately 80 million, including Venezuela, Costa Rica, Guatemala, Argentina, Panama and New Zealand. The Company also expects to obtain rights to additional communications networks in other emerging markets, primarily in Latin America.

         The Company intends to offer a number of integrated service packages targeted to businesses, governmental agencies and residential consumers. The Company intends to evolve into a full-service provider of "one-stop shopping" communications services with a product portfolio that includes Internet and intranet services, high speed data connectivity, and local and long distance telephony services. The Company's bundled service packages will be tailored to the specific needs of the target customer group, but will initially focus on high speed data connectivity and Internet and intranet access. The Company also plans to add local and long distance telephony services and video conferencing services and/or multi-channel television services to its service packages at a later date.

         As a result of the Company's development and expansion, the Board believes that the Company should bear a name which more accurately reflects and characterizes its broadened direction and strengths in the global telecommunications market. The Board believes that the name Convergence Communications, Inc. will provide the Company with greater recognition among its customers and investors, and further strengthen the Company's market position.

Classified Board

         The Amended Articles would provide for a classified Board of Directors, pursuant to which the directors of the Company would be divided into three classes of directors of approximately equal numbers and staggered three-year terms. Approximately one-third of the directors would stand for election each year and the entire Board could be replaced in the course of three annual meetings. Under the current Articles of Incorporation of the Company, each director serves for a one year term until the next succeeding annual meeting of the stockholders.

         The classification of the Board would ensure that there remains continuity and experience of the directors in the business and the affairs of the Company. The Board believes that such a board is best situated to maximize long-term stockholder value, particularly in light of rapidly developing technology in the telecommunications industry, changing domestic and foreign regulation of the Company's operations, and increased market competition. In addition, continuity on the board is integral to developing, refining and executing a long-term strategic plan, a process that often takes years.

         The Board believes that an abrupt change of control could disrupt the Company in achieving its long-term strategic goals, and thus might deprive the stockholders of the opportunity to realize the full value of their investment. The Board further believes that the classification of the Board will cause third parties seeking to take control of the Company to negotiate the acquisition with the Board while refraining from imposing a structure which effectively coerces the stockholders to sell their shares for an inadequate amount. At the same time, the stockholders will retain the power to propose and elect alternative nominees for the class of directors to be elected each year, and thus influence the composition of the Board.

Authorized Shares of Capital Stock

         The Amended Articles would increase the number of shares of Common Stock the Company is authorized to issue to 100,000,000 shares, and increase the number of undesignated shares of Preferred Stock the Company is authorized to 15,000,000. The Company currently is authorized to issue 15,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of June 30, 1998, there were 8,209,900 shares of Common Stock, outstanding and 1,213,516 shares of Common Stock reserved for issuance under stock plans, warrants and options. As a result, approximately 5,576,584 shares of Common Stock remain unissued and not reserved for issuance. As of June 30, 1998, 3,257,490 shares of Series A Preferred Stock, and 354,825 shares of Series B Preferred Stock of the Company were outstanding and 199,812 shares of Series A Preferred Stock reserved for issuance under stock plans, warrants and options. Approximately 1,187,873 shares of Preferred Stock of the Company remain unissued.

         While the Company has no present intention of issuing any shares of Capital Stock sought to be authorized that are not required by the conversion of the Preferred Stock into Common Stock if approved by the stockholders, the additional shares of Capital Stock would provide the Company with a ready-available means to finance further acquisitions of telecommunications companies worldwide, providing an alternative to the use of the Company's cash reserves. In addition, the additional shares of Capital Stock to be authorized would be available for possible future stock dividends or splits and other corporate purposes. The additional shares of Capital Stock would provide the Company with greater flexibility and allow shares of Capital Stock to be issued without the expense and delay of a special stockholders' meeting. The additional shares of Capital Stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed in the future.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
              THE ADOPTION OF THE AMENDED AND RESTATED ARTICLES OF
                          INCORPORATION OF THE COMPANY

                            2. ELECTION OF DIRECTORS

         At the Meeting,  eight directors are to be elected.  If the Amended and
Restated Articles of Incorporation are approved and adopted by the stockholders, each  director  will serve for the term of the Class to which such  director  is appointed.  All directors will serve until their successors are duly elected and
qualified,   subject,   however,  to  prior  death,   resignation,   retirement,
disqualification or removal from office.

         The persons named as proxy holders in the enclosed proxy cards (Messrs.
Lance D'Ambrosio and Anthony Sansone) have advised the Company that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the eight nominees named below. They have also advised the Company that in the event any of the eight nominees are not available for election for any reason, they will vote for the election of such substitute nominee or nominees, if any, as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable to serve on the Board.

Nominees

         The Company's  nominees for the Board,  and  information  regarding the nominees, are as follows:
                                                                                                         Director
               Name                   Age                            Position                              Since
               ----                   ---                            --------                              -----
Lance D'Ambrosio                       41    Chief Executive Officer and Director                          1995

Donald Williams                        37    Vice President of Latin American Operations and Director      1997

E. Andrew Lowe                         53    Vice President of Finance and Director                        1997

Troy D'Ambrosio                        37    Director                                                      1995

George Sorenson                        43    Director                                                      1995

Gaston Acosta-Rua                      33    Director                                                      1998

Jorge Fucaraccio                       54    Director                                                      1997

Peter Schiller                         63    Director                                                      1998

         Lance D'Ambrosio -- Mr. D'Ambrosio is the Chief Executive Officer and Director of the Company, and holds other executive officer and director positions in the Company's subsidiaries and affiliates. Mr. D'Ambrosio has been involved in the telecommunications business for the last seven years. Mr. D'Ambrosio is responsible for the Company's acquisitions, strategic planning and mergers, and is responsible for all financing plans for the Company. Between 1992 and 1997 Mr. D'Ambrosio served as the President, Chief Executive Officer and a Director of Transworld Telecommunications, Inc., the corporation from which the Company was formed as a result of a spinoff ("TTI"). Mr. D'Ambrosio also acted as the President and a Director of Wireless Holding, Inc., an operating subsidiary of TTI ("WHI"), and held executive offices and/or director positions in WHI's subsidiaries. Between 1987 and 1992, Mr. D'Ambrosio was the President of Bridgeport Financial, Inc., a holding company that acquired a full-service broker/dealer securities operation which was primarily involved in raising venture capital for investments in high-tech companies. Mr. D'Ambrosio holds a Bachelor of Science in Marketing and Management from the University of Utah, which he received in 1979.

         Donald Williams -- Mr. Williams joined the Company in 1997 as Vice President of Latin American Operations and also serves as a Director. Mr. Williams has six years of senior management and wireless communications business development experience in Venezuela. In 1992, Mr. Williams founded Comunicaciones Centurion, S.A., and applied for and was granted the concession for the 28 GHz frequency band for Venezuela. Mr. Williams was responsible for building out the world's first fully commercial multi-channel television system utilizing local multipoint distribution service in Caracas, Venezuela. In 1990, Mr. Williams co-founded CARESA, a technical systems integrator and manufacturer's representative to the Venezuelan petroleum industry located in Maracaibo, Venezuela. Mr. Williams obtained a Bachelors Degree in international business administration from Schiller International University in London, England in 1983.

         E. Andrew Lowe -- Mr. Lowe serves as Vice President of Finance and as a Director of the Company. Since 1992, Mr. Lowe has also served as an Executive Officer and a Director of TTI, and held Executive Officer or Director positions in TTI's and its affiliates' subsidiaries. Between 1966 and 1992, Mr. Lowe was an employee of Citicorp, most recently serving as Director of Marketing and Customer Relations for the Real Estate Investment Advisory Division, where he was the interface between pension funds, insurance companies, international investment agencies and Citibank.

         Troy D'Ambrosio -- Mr. D'Ambrosio is a Director of the Company. Between 1993 and 1996 he served as Vice President of Administration and as a Director of TTI and also served in executive positions and as a director of WHI and its subsidiaries Since September 1996, Mr. D'Ambrosio has served as the Manager of Mutual Fund Operations for Wasatch Advisors, Inc., a registered investment advisory firm, which manages approximately $1 billion dollars in separately managed accounts and a family of six mutual funds. Between July of 1992 and November of 1993, Mr. D'Ambrosio was a Vice President and a partner in a public relations firm specializing in legal, economic and government relations for business. Between 1985 and 1992, Mr. D'Ambrosio was employed by American Stores Company, most recently as Vice President of Corporate Communications and Government Relations. Mr. D'Ambrosio received a Bachelor of Arts degree in Political Science from the University of Utah in 1982.

         Gaston  Acosta-Rua - Mr.  Acosta-Rua is a Director of the Company.  Mr.
Acosta-Rua has spent the last 8 years in the private equity investment and management sector in Latin America, primarily as a Director of FondElec Group, Inc. Before joining FondElec, Mr. Acosta-Rua worked for and helped create the Latin American Group for Chemical Venture Partners and was previously an officer with the Chemical Bank Debt/Equity Group, which was responsible for managing the combined Chemical Bank Manufacturers Hanover portfolio of Latin American equity investments. Before working for Chemical Bank, Mr. Acosta-Rua worked as a consultant to the Brooking Institute in Washington, D.C. Mr. Acosta-Rua received a Juris Doctorate from the George Mason School of Law in 1991, and a Bachelor of Arts Degree in Computer Science and Finance from Furman University in 1987.

         George Sorenson -- Mr. Sorenson is a Director of the Company and also served as a Director of TTI. Mr. Sorenson is a Principal in FondElec Group, Inc. which, together with its affiliates, invests in energy and electricity markets in Latin American, and advises United States corporations on their investments in that area. Between 1990 and 1992, Mr. Sorenson was the Associate Director of Bear, Sterns & Co., Inc. where he was principally responsible for its international investment banking in the far east and coordinated product development, marketing and account coverage for Japanese accounts in New York and Tokyo. Between 1983 and 1990, Mr. Sorenson worked for Drexel Burnham & Lambert, Inc., most recently as a Senior Vice President in Tokyo, Japan, where he managed the company's high yield bond operations in Asia. Mr. Sorenson received a Bachelor of Arts degree in Finance from the University of Utah in 1979 and a Masters in International Business Management in 1981 from the American Graduate School of International Management.

         Jorge Fucaraccio - Mr. Fucaraccio is a Director of the Company. Since 1994, Mr. Fucaraccio has been an advisor to Petrolera Argentina San Jorge S.A. and Bolland S.A., Argentinean corporations, in software engineering applications related to oil production and data communications. Between 1989 and 1991, Mr. Fucaraccio worked as the National Director of Technology at the National Institute of Industrial Technology in Argentina (the "INTI") where he was responsible for managing all technical departments and research centers of the INTI, including its communications, software engineering, energy, mechanics and building technologies research departments. Between 1982 and 1988, he was a member of the Board of Advisors at the Ministry of Science and Technology and the Ministry of Energy in Argentina. During this period, he was responsible for the creation of a number of research centers and directed several technical governmental missions between the government of Argentina and countries in Europe and Asia. Between 1978 and 1985, Mr. Fucaraccio was a director of an energy transmission and solar energy utilization research program sponsored by the Organization of American States. Mr. Fucaraccio received a Licentiate in Physical Sciences from the Buenos Aires University in 1970. He has also served as "guest worker" at the National Institutes of Standards and Technology (formerly the National Bureau of Standards) in Maryland under a fellowship sponsored by the United Nations. Mr. Fucaraccio also conducted post-graduate research activities at the Technical University of Denmark (Lyngby).

         Peter Schiller - Mr. Schiller is a Director of the Company. Since 1993, Mr. Schiller has been employed by Bolland S.A. and its affiliates, Petrolera Argentina San Jorge S.A. and OEA Services, all of which are Argentinean corporations engaged in oil and gas services, where he currently serves as the Director of New Business Development. Between 1976 and 1993, Mr. Schiller held general management positions in the heavy electromechanical manufacturing, automotive components and non-ferrous metals industries. Between 1961 and 1975, Mr. Schiller held a number of product design and quality control management positions in the electrical, automotive and tractor industries. Mr. Schiller received a degree in Electrical Engineering from the University of La Plata, Argentina in 1961 and pursued a three year, post-graduate course in Business Management in 1971 at the Argentine Catholic University in Buenos Aires, Argentina. In 1993, Mr. Schiller conducted post-graduate studies in oil and gas specialization at the Argentine Catholic University in Buenos Aires.

Classes

         If the nominees for the Board are elected by the stockholders, the current Board of Directors has determined that Messrs. Lance D'Ambrosio, Acosta-Rua, and Fucaraccio will be appointed to serve as the initial Class I Directors, that Messrs. Williams, Sorenson and Schiller will be appointed to serve as the initial Class II Directors, and that Messrs. Lowe and Troy D'Ambrosio will be appointed to serve as the initial Class III Directors. Each director shall serve for three years, until the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2001; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2000; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 1999. The term of each director shall be always subject to the election and qualification of his successor and to his earlier death, resignation or removal.

Board of Director Meetings and Committee Meetings

         During fiscal 1997, the Board of Directors held three meetings. Each director of the Company attended at least seventy-five percent of the meetings of the Board.

         The Board of Directors has two standing committees, the Audit Committee, and the Compensation Committee. The Audit Committee is primarily charged with the review of professional services provided by the Company's independent auditors, the determination of the independence of such auditors, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. Messrs. Fucaraccio, Sorensen and Lowe serve as the members of the Audit Committee. The Audit Committee was only recently formed and held no meetings prior to the current fiscal year.

         The Compensation Committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and stock option plans of the Company, and approving the salaries and other benefits of the executive officers of the Company. The Compensation Committee also consults with the Company's management regarding pension and other benefit plans, and the Company's compensation policies and practices in general. Messrs. Fucaraccio, Sorensen and Troy D'Ambrosio serve as the members of the Compensation Committee. The Compensation Committee was only recently formed and held no meetings prior to the current fiscal year.


Director Compensation

         Directors do not receive cash compensation for serving on the Board of Directors or any committee of the Board, or for any other services rendered to the Company in their capacity as director of the Company, but are reimbursed for expenses they incur in connection with attending Board or committee meetings. In the event the stockholders approve the Director Stock Plan described in Proposal
5 below, the Directors who are not employees of the Company will be awarded the number of options described therein, upon the terms and conditions set forth in the Director Stock Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table describes the beneficial ownership, as of June 30, 1998, of the Company's Capital Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has voting and dispositive power of the shares listed opposite such person's name. The offices and positions shown in parentheses after the name of certain of the persons shown below state the current offices and positions held by those persons in the Company's management.


            Name and Address of                                            Number of        Pecentage of
             Beneficial Owners                         Class                 Shares            Class(1)
             -----------------                         -----                 ------            ------
George D'Ambrosio                             Common                            471,291(2)      5.74%
    5451 South 1410 East                      Series A Preferred              1,192,872(2)     36.62%
    Salt Lake City, Utah                      Series B Preferred                     -0-          *

FondElec Group, Inc.3                         Common                           2,115,837       25.77%
    333 Ludlow Street                         Series A Preferred                 625,126       19.19%
    Stamford, Connecticut                     Series B Preferred                     -0-          *

Petrolera Argentina San Jorge, S.A.           Common                           1,500,000       18.27%
    Peron 925 Piso 5(degree)(1038)            Series A Preferred                 609,709       18.72%
    Buenos Aires, Argentina                   Series B Preferred                     -0-          *

Lance D'Ambrosio                              Common                            290,533(4)      3.54%
    (Chief Executive                          Series A Preferred                359,660(4)     11.04%
    Officer, Director)                        Series B Preferred                     -0-          *
    3276 E. Almira Court
    Salt Lake City, Utah

Donald Williams5                              Common                             855,556       10.42%
    (Vice President, Latin America            Series A Preferred                     -0-          *
    Operations, Director)                     Series B Preferred                 231,490       65.24%
    7 Winter Wheat
    The Woodlands, Texas

E. Andrew Lowe                                Common                              87,328        1.06%
    (Vice President, Finance and              Series A Preferred                 34,260(6)      1.05%
    Director)                                 Series B Preferred                     -0-          *
    1590 Sandpoint Drive
    Roswell, Georgia

Anthony Sansone                               Common                               4,850          *
    (Secretary/Treasurer)                     Series A Preferred                 57,092(7)      1.75%
    3692 South 645 East                       Series B Preferred                     -0-          *
    Salt Lake City, Utah

Brian Reynolds8                               Common                                 -0-          *
    (President/Chief Operating                Series A Preferred                     -0-          *
      Officer)                                Series B Preferred                     -0-          *
    13224 Via Ranchero Court
    Saratoga, CA  95070

Jose Miguel Padron9                           Common                                 -0-          *
    (Vice President/CEO of                    Series A Preferred                     -0-          *
      Venezuelan Operations)                  Series B Preferred                     -0-          *
    812 Heritage Drive
    Fort Lauderdale, FL  33326

George Sorenson10                             Common                              14,145          *
    (Director)                                Series A Preferred                     -0-          *
    12 Fairgreen Lane                         Series B Preferred                     -0-          *
    Old Greenwich, Connecticut

Troy D'Ambrosio                               Common                              33,096          *
    (Director)                                Series A Preferred                 199,811        6.13%
    2914 Nila Way                             Series B Preferred                     -0-          *
    Salt Lake City, Utah

Gaston Acosta-Rua(11)                         Common                                 -0-          *
    (Director)                                Series A Preferred                     -0-          *
    4 Memory Lane                             Series B Preferred                     -0-          *
    Rowaytoa, Connecticut

Jorge Fucaraccio(12)                          Common                                 -0-          *
    (Director)                                Series A Preferred                     -0-          *
    Peron 925 Piso 5(degree)(1038)            Series B Preferred                     -0-          *
    Buenos Aires, Argentina

Peter Schiller(13)                            Common                                 -0-          *
    (Director)                                Series A Preferred                     -0-          *
    Peron 925 Piso 5(degree)(1038)            Series B Preferred                     -0-          *
    Buenos Aires, Argentina

All  directors  and  officers as a group      Common                           1,309,757       15.95%
13 persons)(14)                               Series A Preferred                 667,953       20.51%
                                              Series B Preferred                 231,490       65.24%
----------------------
*Less than 1%

(1) Based on 8,209,900 outstanding shares of Common Stock, 3,257,490 outstanding shares of Series A Preferred Stock and 354,825 outstanding shares of Series B Preferred Stock. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission, each person is deemed to beneficially own any shares issuable upon exercise of stock options or warrants held by such person that are currently exercisable or that become exercisable within 60 days after June 30, 1998.

(2) Includes shares held in the name of Mr. D'Ambrosio and held in the name of entities over which Mr. D'Ambrosio has voting and/or beneficial control and for which he does not disclaim beneficial ownership. Also includes shares held by Mr. D'Ambrosio as nominee for a general partnership whose other partner is Mr.
      D'Ambrosio's son, Lance D'Ambrosio.

(3) Reflects shares held by FondElec Group, Inc. and its affiliates, including FondElec Essential Services Growth Fund, L.P. and Pegasus Fund, L.P. (collectively, "FondElec"). Includes options to acquire 15,417 shares of Series A Preferred Stock and Warrants to acquire 615,837 shares of Common Stock. The number of shares of Series A Preferred Stock subject to the option is subject to adjustment if the Company engages in certain fundamental corporate transactions.

(4) Includes shares held in the name of Mr. D'Ambrosio and shares held in the name of entities over which Mr. D'Ambrosio has voting and/or beneficial control and for which he does not disclaim beneficial ownership. Does not include shares held by Mr. D'Ambrosio's father as nominee for a partnership in which Mr.
      D'Ambrosio is a 50% partner.

(5) Mr. Williams is a principal of Caribbean Comunicaciones Group, which holds a portion of the shares of Common Stock and Series B Preferred Stock shown. Mr. Williams does not disclaim beneficial interest in the shares held by Caribbean Comunicaciones Group.

(6)   Includes options to acquire 34,260 shares of Series A Preferred Stock.

(7) Shares shown are held by a limited liability company for which Mr. Sansone acts as managing member. Mr. Sansone does not disclaim beneficial ownership of such shares. Also includes options to acquire 17,130 shares of Series A Preferred Stock.

(8) Mr. Reynolds' employment agreement includes options to acquire shares of the Company's Common Stock. The number of shares shall be conclusively determined by the Compensation Committee of the Board of Directors at a later date.

(9) Mr. Padron's employment agreement includes options to acquire shares of the Company's Common Stock. The number of shares shall be conclusively determined by the Compensation Committee of the Board of Directors at a later date.

(10) Mr. Sorenson is a principal of FondElec. Mr. Sorenson disclaims beneficial interest in the shares held by FondElec.

(11) Mr. Acosta-Rua is a principal of FondElec. Mr. Acosta-Rua disclaims beneficial interest in the shares held by FondElec.

(12) Mr. Fucaraccio is an officer of Petrolera. Mr. Fucaraccio disclaims beneficial interest in the shares held by Petrolera, or its affiliates.

(13) Mr. Schiller is an officer of Petrolera. Mr. Schiller disclaims beneficial interest in the shares held by Petrolera, or its affiliates.

(14) Includes options to acquire 83,937 Series A Preferred Shares and warrants to acquire 615,837 shares of Common Stock.

         Except as set forth above, the Company knows of no beneficial owner of five percent or more of the Company's Common Stock or Preferred Stock nor does it know of any arrangement which may at a subsequent date result in a change of control of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and the four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the fiscal year ended December 31, 1997, except with respect to Mssrs. Brian Reynolds and Miguel Padron, each of whom commenced their respective employments with the Company in 1998. During the fiscal years ended December 31, 1996 and 1995, none of the Company's officers received any cash compensation, bonuses, stock appreciation rights, long-term compensation, stock awards or long-term incentive rights from the Company.

                                                     Summary Compensation Table

                                                        Annual Compensation
                                                        -------------------                    Other Annual
       Name and Principal Position                  Salary                 Bonus              Compensation(1)
       ---------------------------                  ------                 -----              ---------------

Lance D'Ambrosio                                         $165,0002                $6,875                $13,8003
    Chief Executive Officer
    and Director


Brian Reynolds                                           $135,0004                   -0-                  $6,000
    President and Chief Executive
    Officer


Jose Miguel Padron                                       $105,0005                   -0-                  $6,000
    Vice President/CEO of
    Venezuelan Operations


Donald Williams                                          $102,8576              $17,1436                  $6,000
    Vice President of Latin American
    Operations and Director


E.    Andrew Lowe                                        $100,0007                   -0-                  $6,000
    Vice President of Finance and
Director
-----------------------

(1) Represents full year premiums on group term life insurance and medical and dental insurance.
(2) Reflects full year base salary. Mr. D'Ambrosio became a salaried employee of the Company on August 1, 1997.
(3)   Includes an automobile allowance of $7,800.
(4) Reflects full year salary. Mr. Reynolds became a salaried employee of the Company on July 1, 1998.
(5) Reflects full year salary. Mr. Padron became a salaried employee of the Company on April 1, 1998.
(6) Reflects full year base salary. Mr. Williams became a salaried employee of the Company on August 13, 1997. The bonus amounts payable to Mr. Williams are benefits pursuant to Venezuela employment law.
(7) Reflect full year base salary. Mr. Lowe became a salaried employee of the Company on August 1, 1997.

Stock Option Grants

         The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended
December 31, 1997. The only options granted to Named  Executive  Officers by the
Company were options to acquire Series A Preferred Stock.


                                                   Series A Preferred Stock
                                              Option Grants in Last Fiscal Year

                                                      Individual Grants
                                          -------------------------------------------
                                             Percent of                                   Potential Realizable
                                           Total Options
                                             Granted to                                 Value at Assumed Annual
                                            Employees in                               Rate of Stock Appreciation
                           Number of        Fiscal Year(1)   Exercise                       for Option Term3
----------------------     Underlying                        Price Per   Expiration
        Name             Options Granted(#)                    Share(2)      Date         5%($)        10%($)
        ----             ------------------  -----------      --------      ----         -----        ------
E. Andrew Lowe               34,260             39%            $2.25        2001        $313,792       $332,405
-----------------------


(1)   Based on options for an aggregate  of 88,220  shares of Series A Preferred
      Stock granted during the fiscal year ended December 31, 1997.
(2) On the date of the grant of the options for the Series A Preferred Stock, the Board of Directors of the Company estimated that the fair market value of that stock was $10.86.
(3)   Potential  realizable  value is based on the assumption  that the Series A
      Preferred  Stock of the  Company  appreciates  at the  annual  rate  shown
      (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

Fiscal Year-End Option Value

         The following table provides information regarding the number and value of options held by the Named Executive Officers on December 31, 1997.

                                             Number of Securities                     Value of Unexercised
                                            Underlying Unexercised                        In-the-Money
                                                  Options at                               Options at
                                             Fiscal Year-End (#)                        Fiscal Year-End(1)
                                             -------------------                        ------------------
              Name                     Exercisable         Unexercisable        Exercisable         Unexercisable
              ----                     -----------         -------------        -----------         -------------
E. Andrew Lowe                           34,260                 -0-               $295,179               -0-
----------------------

(1) For purposes of determining the values of the options held by the Named Executive Officers, the Company assumed that the shares of Series A Preferred Stock underlying the options had a value of $10.86 per share on December 31, 1997, which is the estimated fair market value the Board of Directors attributed to that stock in November 1997 in connection with the Company's transactions with FondElec and Petrolera. The option value is based on the difference between the fair market value of such shares on December 31, 1997, and the option exercise price per share, multiplied by the number of shares subject to the options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information summarizes certain transactions either engaged in by the Company during the past two years, or proposed to be engaged in by the Company, involving its executive officers, directors, 5% stockholders and immediate family members of those persons:

Recent Transactions

         Services Agreement. On January 1, 1997, TIC entered into a services agreement (the "Services Agreement") with Bridgeport Financial, Inc.
("Bridgeport"), an entity which has experience in negotiating and acquiring telecommunications rights in emerging growth countries and which has, in the Company's opinion, significant proprietary contacts in the telecommunications industries and network rights in those countries. The principal of Bridgeport is George D'Ambrosio, a primary stockholder of the Company, and the father of Lance D'Ambrosio and Troy D'Ambrosio, directors of the Company. Under the terms of the agreement, TIC retained Bridgeport to provide TIC with advisory and other services relating to the acquisition, ownership and operation of telecommunications services in Central and South America, Europe and Asia. In consideration for these services, TIC agreed to pay Bridgeport, on a continuing basis and in arrears, an amount equal to (i) two percent of the first $50 million of TIC's gross annual revenues, and (ii) one percent of TIC's gross annual revenues in excess of $50 million from all sources. The minimum amount payable to Bridgeport Financial in the first contract year, however, was $150,000. The Services Agreement replaces a prior consulting services agreement between Bridgeport and TIC under which TIC was obligated to pay Bridgeport a specified dollar amount per month. For purposes of calculating the amounts due under the Services Agreement, the gross annual revenues of TIC include all of the revenues of its parent or subsidiaries, and its parent's subsidiaries, provided that if any subsidiary is not held 100% by TIC or its parent, the revenue of that subsidiary is attributed to TIC only to the extent of TIC's or its parent's ownership of that subsidiary. The agreement contains a specific exclusion for any gross revenues attributed to TIC from the operations of wireless communication rights in New Zealand and Park City, Utah.

         The term of the Services Agreement is five years, and it automatically renews for successive periods of one year unless either party notifies the other of its election not to renew the agreement at least 60 days before the end of the current term. The agreement can be terminated at any time by TIC if, among other things, Bridgeport fails or refuses to perform or Bridgeport or its principal is charged with or convicted of any felony. The Company intends to terminate the Services Agreement in the near future.

         During the term of the agreement and for a period of one year after its termination, Bridgeport has agreed not to enter into any business operations in direct or indirect competition with the business of TIC or in any current market of TIC. The Services Agreement is binding upon any successor or assignee of TIC and, as a result of the transaction with TIC, the provisions of the Services Agreement apply to the gross revenues generated by TIC, the Company and their respective subsidiaries.

         TIC Transaction. In February, 1997, a wholly-owned subsidiary of the Company merged with and into TIC. TIC was the surviving entity in the transaction. Certain of the shareholders of TIC also served as officers and directors of the Company. In addition, the father of the Company's chief executive officer was the majority stockholder of TIC. As a result of the transaction with TIC, he and the other former shareholders and option holders of TIC currently hold approximately 54.6% of the Company's voting power on a fully-diluted common stock equivalent basis. In connection with the TIC transaction, the Company assumed an interest-bearing note in the amount of $180,281 due to an entity controlled by the father of the Company's president. As of December 31, 1997, $138,129 plus accrued interest of $50,820 were outstanding on the loan.

         CVV Transaction. In August 1997, the Company acquired a 68.14% interest in Caracas Viva Vision TV, S.A., a telecommunications operating company in Venezuela ("CVV"). In November 1997, the Company acquired an additional 10% of CVV (and an option to purchase the balance of CVV through November 2000). The Company has also acquired an approximately 8.5% interest in Comunicaciones Centurion, S.A., the holding company of CVV ("Centurion"). Mr. Donald Williams, an officer and director of the Company, was a former principal (either directly or through his affiliates) in CVV and Centurion.

         Petrolera Transaction. Effective August 1, 1997, the Company executed an agreement with Petrolera Argentina San Jorge S.A., an Argentinean corporation (together with its affiliates, "Petrolera"), to sell 800,305 shares of the Company's authorized but unissued Common Stock and 526,331 shares of its authorized but unissued Series A Preferred Stock for $10 million (the "Petrolera Transaction"). The Petrolera Transaction was funded on August 30, 1997. As of that date, the Common Stock and Series A Preferred Stock Petrolera acquired represented, in the aggregate, approximately 18% of the voting control of the Company on a common share equivalent basis. Petrolera also acquired the right to purchase, for a nominal purchase price, shares of the Company's Common Stock and Series A Preferred Stock sufficient to maintain its percentage interest in the voting control of the Company if the Company entered into transactions for the sale of its securities with certain specified parties on or before November 1, 1997. As a result of the Company's acquisition of its interest in Caracas Viva Vision TV, S.A. and the FondElec Transaction (as described below), Petrolera acquired an additional 699,695 shares of Common Stock and 83,378 shares of Series A Preferred Stock for a total purchase price of $7,831 in order to maintain its effective voting percentage in the Company.

         In connection with the Petrolera Transaction, the Company and certain of its shareholders entered into a voting agreement to elect persons designated by Petrolera as members of the Board of Directors of the Company until the earlier of August 1, 2000, or immediately preceding the closing of a public offering by the Company which results in net proceeds to the Company of at least $15 million and a market capitalization of at least $50 million (a "Qualified Offering"). Under the voting agreements, Petrolera can designate 20% of the board so long as it holds 10% or more of the Company on a common share equivalent basis and 10% of the board if Petrolera's ownership falls below 10%. Currently, the Petrolera designees to the board of directors are Messrs. Fucaraccio and Schiller. Petrolera has agreed to waive its rights to designate members of the Company's board of directors under the voting agreement upon the closing of a qualified public offering by the Company.

         In connection with the Petrolera Transaction, the Company and Petrolera formed WCI de Argentina, S.A., an Argentinean corporation, for the purpose of pursuing certain wireless telecommunication network rights in Argentina. Wireless Communications de Argentina, S.A. is held 80% by the Company and 20% by Petrolera.

         FondElec Transaction. Effective November 1, 1997, the Company entered into an agreement with FondElec Essential Services Fund, L.P. and Pegasus Fund, L.P., affiliates of FondElec, to sell an aggregate of 1,487,067 shares of the Company's authorized but unissued Common Stock and 250,049 shares of the Company's authorized but unissued Series A Preferred stock for a total purchase price of $5,248,795 (the "FondElec Transaction"). The purchase price for the shares was funded in November 1997 and February 1998. As a result of the transaction, FondElec and its affiliates currently hold an aggregate (exclusive of the warrants to purchase an additional 615,837 shares of Common Stock they acquired in connection with their purchase of $871,095 in secured notes the Company retired in full in November 1997) of approximately 18% of the voting control of the Company on a common share equivalent basis.

         In connection with the FondElec Transaction, the Company and certain of its shareholders entered into a voting agreement to elect persons designated by FondElec to the Board of Directors of the Company until the earlier of November 1, 2000 or immediately preceding the closing of a Qualified Offering. Under the voting agreement, FondElec can designate 20% of the board so long as it holds 10% or more of the Company on a common share equivalent basis and 10% of the board if its ownership falls below 10%. Currently, the FondElec designees on the board are Messrs. Accosta-Rua and Sorenson. FondElec has agreed to waive its rights to designate members of the Company's board of directors under the voting agreement upon the closing of a qualified public offering by the Company.

         Pacific Mezzanine Fund, L.P. In June, 1996, TTI borrowed $2.5 million from Pacific Mezzanine Fund, L.P., an unrelated party ("PMF"). The terms of the loan allowed TTI to loan to the Company, pursuant to a separate loan commitment, up to $1,000,000 from the Pacific Mezzanine Fund, L.P. loan proceeds. Interest on the outstanding balance of the loan between TTI and the Company accrues at the rate of 8% per annum, and all outstanding principal and interest are due and payable in full on August 1, 2001. As of December 31, 1997, $996,707 plus accrued interest of $133,953 was outstanding on the loan. In July, 1997, PMF acquired from TTI the note the Company issued to TTI.

         Separation Liability. The Company has a current liability to Bridgeport, the entity owned by George D'Ambrosio, the father of the chief executive officer of the Company in the amount of $100,000 for a commitment fee related to the entity's investment that secured the New Zealand channel rights prior to TTI's involvement in New Zealand. TTI assumed this liability in connection with its acquisition of the New Zealand rights and the Company subsequently assumed the liability in connection with the Separation.

Employment Agreements

         As of May 31, 1998, the Company had entered into employment agreements with several of its key officers, including Lance D'Ambrosio, Brian Reynolds, William Levan, Jose Miguel Padron, Donald Williams and E. Andrew Lowe. The agreements have initial terms of one to three years. Under the agreements, the employee is entitled to a base salary ($165,000 in the case of Mr. D'Ambrosio, $135,000 in the case of Mr. Reynolds, $120,000 in the case of Mr. Levan, $105,000 in the case of Mr. Padron, $102,857 in the case of Mr. Williams, and $100,000 in the case of Mr. Lowe), plus incentive bonuses (as determined by the Board of Directors) and standard benefits such as health and life insurance and reimbursement of reasonable expenses. Under Mr. Williams' contract, he is also entitled to additional payments (in the approximate amount of two month's compensation) as required under Venezuelan law.

         In general, the employment contracts may be terminated only for cause, which is defined in the agreements as willful misconduct, fraud, misappropriation, embezzlement, and similar unlawful acts. In addition, the employee can terminate the contract on ninety to one hundred eighty days notice. If the contract is terminated without cause absent a change in control, the employee is entitled to receive severance pay in an amount equal to the remaining amount due under the contract, up to one year of such employee's annual base salary. If the contract is terminated without cause pursuant to a change in control of the Company, the employee is entitled to receive severance pay in an amount equal to one or two years of such employee's annual base salary, depending on the particular agreement. The contracts also contain non-competition provisions which the Company believes are consistent with industry practice. The Company intends to enter into employment agreements with all of its officers and key employees.

Certain Litigation

         Certain of the Company's officers and directors have acted (and, in the case of Mr. Lowe, currently act) as executive officers or directors of TTI. In December 1997, TTI filed a petition under Chapter 11 of the United States Bankruptcy Code in connection with the defense and prosecution of litigation claims relating to the termination by Pacific Telesis Group and its affiliates of their agreement to acquire TTI's United States network rights

            COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and any exchange on which the securities of the Company are listed, and to furnish the Company with copies.

         Based on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during fiscal year 1997 all filing requirements under Section 16(a) were complied with.

Vote Required for Approval. The eight nominees for director receiving the highest number of votes of Capital Stock present at the Meeting on a common stock equivalent basis, either in person or by proxy, and entitled to vote, will be elected as directors of the Company.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE EIGHT NOMINEES SET FORTH ABOVE UNDER THE HEADING
                                   "NOMINEES."

                     3. APPOINTMENT OF INDEPENDENT AUDITORS

         At the meeting, stockholders will be asked to ratify the Company's appointment of Deloitte & Touche LLP as its independent public accountants for the fiscal year ending December 31, 1998. Deloitte & Touche currently acts as the Company's independent auditors, and has acted in that capacity since September 5, 1996, when it was engaged to replace Jones, Jensen & Company ("Jones Jensen"), as the Company's independent certified public accountants for the year ending December 31, 1996. Jones Jensen's engagement was terminated on September 5, 1996. Jones Jensen's report on the Company's financial statements for each of the two most recent years preceding its termination did not contain an adverse opinion or disclaimer of opinion, nor was its report modified as to uncertainty, audit scope, or accounting principles. Jones Jensen's termination did not occur because of resolved or unresolved disagreements on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures. The decision to change the Company's accountants to Deloitte & Touche was recommended by the Company's officers and approved by the Board.

         A representative of Deloitte & Touche has been invited to the Meeting, and if in attendance, will have the opportunity to make a statement, and will be expected to be available to respond to appropriate questions from stockholders.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company present at the Meeting on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE SELECTION
  OF DELOITTE & TOUCHE LLP TO SERVE AS AUDITORS FOR THE COMPANY FOR THE FISCAL
                         YEAR ENDING DECEMBER 31, 1998.

                  4. APPROVAL OF THE 1998 STOCK INCENTIVE PLAN

General

         In June, 1998, the Board adopted, subject to approval by the Company's stockholders, the 1998 Stock Incentive Plan (the "Incentive Plan") and reserved 1,250,000 shares of Common Stock for issuance under the Incentive Plan subject to the approval of Proposals 1 and 6 herein by the stockholders. The Board believes that the availability of stock options and other incentives will be an important factor in the Company's ability to attract and retain qualified employees and to provide incentives for them to exert their best efforts on behalf of the Company. The affirmative vote of the holders of a majority of the shares of Capital Stock present on a common stock equivalent basis, in person or by proxy, and entitled to vote at the meeting is required to approve the Incentive Plan. If the Incentive Plan is not so approved it will not be effective.

         Certain provisions of the Incentive Plan are summarized below. The complete text of the Incentive Plan is attached to this Proxy Statement as Exhibit B and the following summary is qualified in its entirety by express reference to the complete text of the Incentive Plan.

         All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Incentive Plan. Also eligible are non-employee agents, consultants, advisors and independent contractors of the Company or any subsidiary.

         The Company has approximately ten employees, officers and directors eligible to participate in the Incentive Plan. The Incentive Plan shall be administered by the Board, which shall designate from time to time the individuals to whom awards are made under the Incentive Plan, the amount of any such award and the price and other terms and conditions of any such award. The Board may delegate any or all authority for administration of the Incentive Plan to a committee of the Board. Subject to the provisions of the Incentive Plan, the Board, or a committee, if any, may adopt and amend rules and regulations relating to the administration of the Incentive Plan. Only the Board may amend, modify or terminate the Incentive Plan.

Types of Awards

         The Incentive Plan permits the grants of incentive stock options, nonstatutory stock options, stock awards, stock appreciation rights, cash bonus rights, dividend equivalent rights, performance-based awards and foreign qualified grants. Shares awarded under the Incentive Plan may be authorized and unissued shares or shares acquired in the market. If any award granted under the Incentive Plan expires, terminates or is cancelled, or if shares sold or awarded under the Incentive Plan are forfeited to the Company or repurchased by the Company, the shares again become available for issuance under the Incentive Plan.

         The Incentive Plan shall continue in effect for ten years from the date it was adopted by the Board, subject to earlier termination by the Board. The Board may suspend or terminate the Incentive Plan at any time.

         The Board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-statutory stock option ("NSO"). An Employee may be granted options or stock appreciation rights under the Incentive Plan as determined by the Compensation Committee of the Board of Directors. No monetary consideration is paid to the Company upon the granting of options.

         Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. If the option is an ISO, all terms must be consistent with the requirements of the Code and applicable regulations, including that the option price cannot be less than the fair market value of the shares of Common Stock on the date of the grant. If the option is an NSO, the option price may be any price determined by the Board, which may be less than the fair market value of the shares of Common Stock on the date of grant. Upon the exercise of an option, the number of shares subject to the option is reduced by the number of shares with respect to which the option is exercised, and the number of shares available under the Incentive Plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less the number of shares surrendered or withheld in connection with the exercise of the option and the number of shares surrendered or withheld to satisfy withholding obligations. No options have been granted under the Incentive Plan.

         The Board may award shares of Common Stock under the Incentive Plan as stock bonuses, restricted stock awards or otherwise. The Board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received as a stock bonus are subject to the terms, conditions and restrictions determined by the Board at the time the bonus is awarded. The aggregate number of shares that may be awarded to any one person pursuant to stock awards under the Incentive Plan shall be determined by the Compensation Committee of the Board of Directors. No stock awards have been granted under the Incentive Plan.

         The Incentive Plan provides that the Company may issue shares under the Incentive Plan subject to a purchase agreement between the Company and the prospective recipient in such amounts, for such consideration, subject to such restrictions and on such terms as the Board may determine.

         Stock appreciation rights ("SARs") may be granted under the Incentive Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Incentive Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

         A SAR is exercisable only at the time or times established by the Board. If an SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in shares of Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board. The Board may withdraw any SAR granted under the Incentive Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the Incentive Plan.

         The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the shares of Common Stock over the exercise price of shares subject to exercisable SARs or bonus rights.

         The Board may grant cash bonus rights under the Incentive Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock awarded or previously awarded and (iv) shares sold or previously sold under the Incentive Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Incentive Plan. No cash bonus rights have been granted under the Incentive Plan.

         The Board may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards may be denominated either in shares of Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Board for the period covered by the awards are met and the employee satisfies any other restrictions established by the Board. The performance goals will be expressed as one or more targeted levels of performance with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total stockholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, cash flows or any of the foregoing. No Performance-based Awards have been granted under the Incentive Plan.

         Awards under the Incentive Plan may be granted to eligible persons residing in foreign jurisdictions. The Board may adopt supplements to the Incentive Plan necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the Incentive Plan. No foreign qualified grants have been awarded under the Incentive Plan.

Changes in Capital Structure

         The Incentive Plan provides that if the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or similar transaction, appropriate adjustment will be made by the Board in the number and kind of shares available for awards under the Incentive Plan. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each a "Transaction"), the Board will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Incentive Plan: (i) outstanding options will remain in effect in accordance with their terms, (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction, or (iii) the Board will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of the Company, options shall be treated in accordance with clause (iii) above.

Tax Consequences

         Certain options authorized to be granted under the Incentive Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. The amount by which the fair market value of the stock at the time of exercise exceeds the exercise price, however, is includible in the optionee's alternative minimum taxable income and may, under certain conditions, result in alternative minimum tax liability. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

         Certain options authorized to be granted under the Incentive Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law currently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the difference between the amount realized from the sale as compared with the market value of the shares on the date of exercise will generally be treated by the optionee as income or loss from the sale of a capital asset.

         Under federal income tax law currently in effect, no income is realized by the grantee of a SAR until the SAR is exercised. At the time the SAR is exercised, the grantee will realize ordinary compensation income, and the Company generally will be entitled to a deduction, in an amount equal to the fair market value of the shares or cash received. The Company is required to withhold on the income amount.

         An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section 83 of the Code and no
Section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects to accelerate the recognition of income under Section 83(b) within 30 days after the original transfer. The Company will generally be entitled to a tax deduction in the amount includible as income by the employee at the same time or times as the employee recognizes income equal to the amount of the cash bonus paid at the time of receipt.

         Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any single year. Under IRS regulations, compensation received through the exercise of an option or a SAR is not subject to the $1,000,000 limit if the option or SAR and the Incentive Plan meet certain requirements of the exception for performance-based compensation. One requirement is that stockholders approve per-employee limits on the number of shares as to which options and SARs may be granted. For other performance-based awards, stockholders must approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 11 of the Incentive Plan regarding performance-based awards. Other requirements of the exception for performance-based compensation are that the option or stock appreciation right be granted by a committee composed solely of at least two outside directors and that the exercise price of the option or the stock appreciation right be not less than fair market value of the Common Stock on the date of grant. The Company believes that if Proposal 4 is approved by stockholders, and if the options or rights are granted by a committee composed solely of at least two outside directors, then compensation paid or deemed paid in connection with options, SARs and other performance-based awards granted or made under the Incentive Plan in compliance with the above requirements will not be subject to the $1,000,000 deduction limit.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company present at the Meeting on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ADOPTION OF THE COMPANY'S 1998 STOCK INCENTIVE PLAN.

                     5. APPROVAL OF 1998 DIRECTOR STOCK PLAN

         The Board has adopted the 1998 Director Stock Plan (the "Director Stock Plan"), subject to approval by the Company's stockholders at the Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required to approve the Director Stock Plan. If the Director Plan is not so approved, it will not become effective.

         Certain provisions of the Director Plan are summarized below. The complete text of the Director Plan is attached to this Proxy Statement as Exhibit C and the following summary is qualified in its entirety by express reference to the complete text of the Director Plan.

         The purpose of the Director Stock Plan is to provide for a method of compensation for the members of the Board who are not employees of the Company (the "Non-Employee Directors") that will strengthen the alignment of their financial interests with those of the Company's stockholders.

         The Director Stock Plan would provide the Non-Employee Directors with an aggregate annual compensation retainer of options (each, an "Option") to acquire 8,000 shares of Common Stock. Each Option will be granted on the 1st day of January of each year for services performed in the preceding year.

         If approved by the Company's stockholders, the first Options will be granted on January 1, 1999, for the annual period which commenced on July 1, 1998. Each Non-Employee Director will continue to receive such annual grants as long as the director has the status of Non-Employee Director. If a Non-Employee Director no longer serves as a director of the Company for any reason, that director will be entitled to all unpaid portions of his or her the Option which will have accrued on a daily basis through the date of such termination.

         The Common Stock underlying the Options under the Director Stock Plan may be issued, upon exercise of the Option, out of the authorized but unissued shares of Common Stock or by transfer of shares of Common Stock previously reacquired by the Company. Each Option will vest on the first anniversary of the date of the grant, and the Option will expire, if unexercised, five years from the date of grant. The exercise price of each Option is eighty-five percent (85%) of the fair market value of a share of Common Stock. The number of shares issuable in connection with any Option and the aggregate number of shares remaining available for issuance under the Director Stock Plan will be proportionately adjusted to reflect any subdivision or combination of outstanding shares of Common Stock.

         The Director Stock Plan will continue until May 30, 2008, unless and until it is terminated prior to that time by action of the Board. The Board may from time to time amend, modify, or suspend the Director Stock Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required by applicable legal requirements and (ii) the Director Stock Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3(c)(2)(ii) (or any successor provision) under the Securities Exchange Act of 1934, as then in effect.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company present at the Meeting on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ADOPTION OF THE COMPANY'S 1998 DIRECTOR STOCK PLAN.

                  6. APPROVAL OF CONSOLIDATION OF CAPITAL STOCK

         The Board has recently commenced discussions with certain underwriters regarding a possible public and/or private offering of the shares of the Company's Common Stock. Based upon on preliminary valuations of the Company, the Board has determined, in conjunction with its potential underwriters, that it is in the best interests of the Company and the stockholders that every 3.5 outstanding shares of Capital Stock be consolidated into one share of Capital Stock. The Board believes that the reverse-split of its shares of Capital Stock is necessary in order to attain an initially stronger price per share for the Common Stock and attract institutional investors, while developing a strong trading market for its Common Stock. The immediate effect of the consolidation would be to increase the fair market value of each share of Common Stock, as determined by the Board to approximately $4.60, to increase the fair market value of each share of Series A Preferred Stock, as determined by the Board, to approximately $44.60, and increase the fair market value of each share of Series B Preferred Stock to approximately $35.00. Any fractional shares created as a result of the consolidation will be paid in immediately available funds to the stockholders.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company present at the Meeting on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO
            APPROVE THE CONSOLIDATION OF THE COMPANY'S CAPITAL STOCK.
              7. APPROVAL OF CONVERSION OF SERIES A PREFERRED STOCK

         As described above under the section entitled "Authorized Shares of Capital Stock" of Proposal 1, the Company has issued two classes of preferred stock, the Series A Preferred Stock, and the Series B Preferred Stock.

         Generally, under the Company's current Articles of Incorporation, each share of Series A Preferred Stock entitles the holder thereof to ten votes on all matters duly submitted to the Company's stockholders for consideration. In all issues brought before the stockholders, the holders of the Series A Preferred Stock are entitled to vote, and have their votes counted, together with the Common Stock and Series B Preferred Stock as one class.

         Upon any liquidation of the Company, the holders of the Series A Preferred Stock are entitled to receive as a distribution from the Company ten times the amount which is to be distributed to the holders of Common Stock. In the event the Company determines that it is in the best interests of its stockholders to declare a dividend, the holders of the Series A Preferred Stock are entitled to ten times the amount which is declared as a dividend to the holders of Common Stock. The shares of Series A Preferred Stock are not convertible or redeemable.

         In order to position the Company for its contemplated initial public offering, the Board has determined, upon the advice of its potential underwriters, that the outstanding shares of Series A Preferred Stock should be converted into shares of Common Stock in an effort to simplify the Company's current capital structure. Each share of Series A Preferred Stock would be converted into ten shares of Common Stock. The proposed Amended and Restated Articles of Incorporation of the Company, as described in Proposal 1, assume, and is conditioned upon, the approval of this Proposal.

         The current Articles of Incorporation of the Company do not authorize the Company to issue a sufficient number of shares of Common Stock to effect a conversion of the Series A Preferred Stock into Common Stock, and the designations and preferences of the Series A Preferred Stock do not provide for their conversion. In addition, as described in the proposal recommending an increase in the number of authorized shares of Capital Stock, the regulations of the National Market System of the National Association of Securities Dealers Automated Quotation System, the exchange on which the Company intends to list its shares of Common Stock for public trading, requires that the stockholders approve, by a majority of the total votes cast the issuance of shares of Common Stock which is or exceeds twenty percent of the outstanding shares of Common Stock before the issuance.

Vote Required for Approval. The affirmative vote of a majority of the shares of Capital Stock of the Company present at the Meeting, on a common stock equivalent basis, either in person or by proxy, and entitled to vote is required to approve the proposal.

           THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO
                 APPROVE THE CONVERSION OF THE PREFERRED STOCK.

                              STOCKHOLDER PROPOSALS

         In accordance with recently adopted rules of the Securities and Exchange Commission, a stockholder proposal to be considered for inclusion in the proxy material for the Company's 1999 Annual Meeting must be received by the Company no later than forty-five days before the 1999 Annual Meeting. Accordingly, the Company requests the stockholders submit any appropriate proposal to be received by the Company no later than March 1, 1999. Stockholder proposals should be addressed to Anthony Sansone, Secretary, Wireless Cable & Communications, Inc., 102 West 500 South, Suite 230, Salt Lake City, Utah, 84101.

                                  OTHER MATTERS

         The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


                                              By Order of the Board of Directors


                                             /S/Anthony Sansone
                                             ------------------
                                               Anthony Sansone
                                               Secretary


         All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

                                    PROXY FOR
                      WIRELESS CABLE & COMMUNICATIONS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 17, 1998

         The undersigned hereby appoints Lance D'Ambrosio and Anthony Sansone, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the common or preferred shares of Wireless Cable & Communications, Inc. (the "Corporation") held of record by the undersigned on July 1, 1998, at the annual meeting of the stockholders to be held on August 17, 1998, or any adjournment thereof.

         1. Articles of Incorporation. To approve and adopt the Amended and Restated Articles of Incorporation for the Corporation, as recommended by the Board of Directors.

          FOR                 AGAINST                       ABSTAIN

         2. Election of Directors. To elect the following nominees as Directors of the Corporation, until such time as each such member's successor shall have been elected and duly qualified: Lance D'Ambrosio; Donald Williams, E. Andrew Lowe; Troy D'Ambrosio; George Sorenson; Gaston Acosta-Rua; Jorge Fucaraccio; and Peter Schiller. To withhold your vote from any of the nominees, please clearly cross-out such nominee's name from the preceding list.

           FOR                 AGAINST                       ABSTAIN

         3. Independent Accountant. To approve and appoint the accounting firm of Deloitte & Touche LLP as the Corporation's independent accountant.

           FOR                 AGAINST                       ABSTAIN

         4. Stock Incentive Plan. To approve and adopt the 1998 Stock Incentive Plan, as recommended by the Board of Directors.

            FOR                 AGAINST                       ABSTAIN


         5. Director Stock Plan. To approve and adopt the 1998 Director Stock Plan, as recommended by the Board of Directors.

            FOR                 AGAINST                       ABSTAIN

         6. Consolidation of Stock. To approve a consolidation of the Corporation's capital stock, by which each three and one-half (3.5) shares of issued and outstanding capital stock of the Corporation will be converted into one share of such respective capital stock.

            FOR                 AGAINST                       ABSTAIN

         7. Conversion. To approve the conversion of each share of Series A Preferred Stock into ten shares of Common Stock.

            FOR                 AGAINST                       ABSTAIN

         8. General. To approve such other business as may properly come before the Annual Meeting or any adjournments thereof.

            FOR                 AGAINST                       ABSTAIN


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all proposals and election set forth in this Proxy.

         By signing this proxy, you represent and warrant to the Corporation that you are entitled to vote the number of shares in the manner prescribed. The Corporation may rely upon this representation and you agree to provide the Corporation, upon request, with evidence that you are authorized to vote the shares as represented.

         Please sign your name exactly as it appears on the Corporation's records, and indicate the number and class of shares of capital stock you held of the Company as of July 1, 1998. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation or other entity, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


         Dated:______________________, 1998


          _________________________________          ___________________________
         (Signature of Shareholder)                 (Signature of Shareholder if
                                                     held jointly)

         __________________________________
         Exact Name(s) of Shareholder(s),
         as set forth in the Corporation's records